                                                                    Exhibit 16.1

April 18, 2000



Mr. Joseph Szczepaniak, President
FindEx.com, Inc.
11640 Arbor Street
Omaha, Nebraska  68144


Dear Mr. Szczepaniak:


This is to confirm that the client-auditor relationship between FindEx.com, Inc (Commission File No. 0-29963) and Grant Thornton LLP has ceased.

Very truly yours,



/s/ GRANT THORNTON LLP